Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$22,067,560	$2,842.30
(1)	Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180289 Dated February 25, 2014

HSBC USA Inc. Return Optimization Securities

$1,647,500 Securities Linked to the iShares® MSCI Emerging Markets ETF due on March 31, 2015

$12,173,370 Securities Linked to the iShares® Russell 2000 ETF due on March 31, 2015

$8,246,690 Securities Linked to the SPDR® S&P 500® ETF Trust due on March 31, 2015

Investment Description

These Return Optimization Securities (the “Securities”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) linked to the performance of a specific index fund described herein (the “Index Fund”). The Securities will rank equally with all of our other unsecured and unsubordinated debt obligations. If the Index Fund Return is equal to or greater than zero, HSBC will repay the Principal Amount at maturity, and will pay a return equal to the Multiplier of 3 times the Index Fund Return, up to the applicable Maximum Gain. If the Index Fund Return is less than zero, HSBC will pay less than the full Principal Amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Index Fund Return. Investing in the Securities involves significant risks. HSBC will not pay any interest or dividend payments during the term of the Securities. You may lose some or all of your Principal Amount. The stated payout from the Issuer applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal at maturity, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Enhanced Growth Potential Up to the Maximum Gain: If the Index Fund Return is greater than zero, HSBC will repay your Principal Amount at maturity plus a return equal to the Index Fund Return multiplied by the Multiplier, up to the applicable Maximum Gain. If the Index Fund Return is negative, investors will be exposed to the downside market risk of the Index Fund at maturity.

❑	Full Downside Market Exposure: If the Index Fund Return is negative, investors will be exposed to the full downside performance of the Index Fund and HSBC will pay less than the full Principal Amount at maturity, resulting in a loss of principal that is proportionate to the Index Fund's decline. Accordingly, you could lose some or all of the Principal Amount. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates

Trade Date	February 25, 2014
Settlement Date	February 28, 2014
Final Valuation Date[1]	March 25, 2015
Maturity Date[1]	March 31, 2015
[1]Subject to adjustment as described in the accompanying ETF Underlying Supplement.

The securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE securities. the securities have THE FULL downside MARKET risk OF the RELEVANT Index Fund, WHICH CAN RESULT IN A LOSS OF Some or all OF the principal amount at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc.  You should not PURCHASE the securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the securities.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-2 OF THE ACCOMPANYING ETF UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-3 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

These terms relate to three separate Securities we are offering. The return on the Principal Amount is subject to, and will not exceed, the predetermined applicable Maximum Gain.  The Securities are offered at a minimum investment of 100 Securities at the price to public described below. Each of the three Securities has its own Maximum Gain, which is listed below.

Underlying Index Fund	Multiplier	Maximum Gain	Initial Price	CUSIP	ISIN
iShares® MSCI Emerging Markets ETF	3	15.60%	$38.98	40434B198	US40434B1989
iShares® Russell 2000 ETF	3	15.16%	$116.63	40434B180	US40434B1807
SPDR® S&P 500® ETF Trust	3	10.40%	$184.84	40434B172	US40434B1724

See “Additional Information About HSBC USA Inc. and the Securities” on page 2 of this pricing supplement. The Securities offered will have the terms specified in the accompanying prospectus dated March 22, 2012, the accompanying prospectus supplement dated March 22, 2012, the accompanying ETF Underlying Supplement dated March 22, 2012 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying ETF Underlying Supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 19 for a description of the distribution arrangements.

The Estimated Initial Value of each of the Securities on the Trade Date is $9.72 per Security with respect to the Securities linked to EEM and SPY and $9.73 per Security with respect to the Securities linked to IWM, each of which is less than the price to public. The market value of the Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 4 and “Key Risks” beginning on page 6 of this document for additional information.

	Price to Public		Underwriting Discount		Proceeds to Us
Securities	Total	Per Security	Total	Per Security	Total	Per Security
iShares® MSCI Emerging Markets ETF	$1,647,500.00	$10.00	$32,950.00	$0.20	$1,614,550.00	$9.80
iShares® Russell 2000 ETF	$12,173,370.00	$10.00	$243,467.40	$0.20	$11,929,902.60	$9.80
SPDR® S&P 500® ETF Trust	$8,246,690.00	$10.00	$164,933.80	$0.20	$8,081,756.20	$9.80

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information About HSBC USA Inc. and the Securities

This pricing supplement relates to three separate offerings of Securities, each linked to one of the Index Funds identified on the cover page. Although each offering relates to one of the Index Funds identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to any of the Index Funds, or as to the suitability of an investment in the Securities.

You should read this document together with ETF Underlying Supplement dated March 22, 2012, the prospectus dated March 22, 2012 and the prospectus supplement dated March 22, 2012. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying ETF Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 of this pricing supplement and in “Risk Factors” beginning on page S-2 of the ETF Underlying Supplement and beginning on page S-3 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

HSBC USA Inc. has filed a registration statement (including the ETF Underlying Supplement, a prospectus and prospectus supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the ETF Underlying Supplement, the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the ETF Underlying Supplement, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	ETF Underlying Supplement dated March 22, 2012:
http://www.sec.gov/Archives/edgar/data/83246/000114420412016689/v306692_424b2.htm

♦	Prospectus supplement dated March 22, 2012:
http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

♦	Prospectus dated March 22, 2012:
http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

As used herein, references to “HSBC”, “we”, “the issuer”, “us” and “our” are to HSBC USA Inc. References to the “ETF Underlying Supplement” mean the ETF Underlying Supplement dated March 22, 2012, references to “prospectus supplement” mean the prospectus supplement dated March 22, 2012 and references to “accompanying prospectus” mean the HSBC prospectus dated March 22, 2012.

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Investor Suitability

The Securities may be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your Principal Amount and are willing to make an investment that has the same downside market risk as the applicable Index Fund.

♦   You believe the applicable Index Fund will appreciate over the term of the Securities, but will not appreciate by more than the applicable Maximum Gain indicated on the cover hereof.

♦   You understand and accept that your potential return is limited by the applicable Maximum Gain indicated on the cover hereof and you are willing to invest in the Securities based on the applicable Maximum Gain indicated on the cover hereof.

♦   You are willing to accept the risk and return profile of the Securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

♦   You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Index Fund.

♦   You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦   You are willing to assume the creditworthiness of HSBC, as Issuer of the Securities, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦   You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You cannot tolerate a loss of all or a substantial portion of your Principal Amount, and you are not willing to make an investment that has the same downside market risk as the applicable Index Fund.

♦   You believe that the price of the applicable Index Fund will decline during the term of the Securities and is likely to close below the Initial Price on the Final Valuation Date, or you believe the Index Fund will appreciate over the term of the Securities by more than the applicable Maximum Gain indicated on the cover hereof.

♦   You require an investment designed to provide full return of principal at maturity.

♦   You seek an investment that participates in the full appreciation of the applicable Index Fund or that has unlimited returns, or you are not willing to invest in the Securities based on the applicable Maximum Gain indicated on the cover hereof.

♦   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦   You seek current income from your investment or prefer to receive the dividends paid on the stocks included in the Index Fund.

♦   You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

♦   You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Securities, for any payment on the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 6 of this pricing supplement and the more detailed “Risk Factors” beginning on page S-2 of the ETF Underlying Supplement and beginning on page S-3 of the accompanying prospectus supplement.

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Final Terms

Issuer	HSBC USA Inc.
Issue Price	$10.00 per Security
Principal Amount	$10 per Security
Term	Approximately 13 months
Trade Date	February 25, 2014
Settlement Date	February 28, 2014
Final Valuation Date	March 25, 2015, subject to adjustment as described under “Additional Terms of the Notes” in the accompanying ETF Underlying Supplement.
Maturity Date	March 31, 2015, subject to adjustment as described under “Additional Terms of the Notes” in the accompanying ETF Underlying Supplement.
Index Funds	iShares® MSCI Emerging Markets ETF (Ticker: EEM) iShares® Russell 2000 ETF (Ticker: IWM) SPDR® S&P 500® ETF Trust (Ticker: SPY)
Payment at Maturity (per $10 Principal Amount Security)[1]

You will receive a cash payment at maturity linked to the performance of the Index Fund during the term of the Securities.

If the Index Fund Return is equal to or greater than zero, HSBC will pay you an amount in cash equal to the lesser of:

(A) $10 + ($10 × Index Fund Return × Multiplier); and

(B) $10 + ($10 × Maximum Gain).

If the Index Fund Return is negative, HSBC will pay you a cash payment at maturity less than the Principal Amount of $10 per Security, if anything, resulting in a loss of principal that is proportionate to the negative Index Fund Return, equal to:

$10 + ($10 × Index Fund Return)

Multiplier	3
Maximum Gain	For the Securities linked to EEM, 15.60%. For the Securities linked to IWM, 15.16%. For the Securities linked to SPY, 10.40%.
Index Fund Return	Final Price - Initial Price
Initial Price
Initial Price	The Official Closing Price of the applicable Index Fund on the Trade Date, as indicated on the cover page of hereof.
Final Price	The Official Closing Price of the relevant Index Fund on the Final Valuation Date.
Official Closing Price	The Official Closing Price on any scheduled trading day will be the Closing Price of the relevant Index Fund on such scheduled trading day, as determined by the Calculation Agent based upon the value displayed on Bloomberg Professional® service page “EEM UP <EQUITY>” with respect to EEM, “IWM UP <EQUITY>” with respect to IWM, and “SPY UP <EQUITY>” with respect to SPY, or on any successor page on the Bloomberg Professional® service or any successor service, as applicable, subject to adjustment by the Calculation Agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement.
Calculation Agent	HSBC USA Inc. or one of its affiliates.
Business Day	A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.
Payment When Offices or Settlement Systems Are Closed	If any payment is due on the Securities on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.
Estimated Initial Value	The Estimated Initial Value of each of the Securities, which is set forth on the cover page of this pricing supplement, is less than the price you pay to purchase the Securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market, if any, at any time. The Estimated Initial Value was calculated on the Trade Date. See “Risk Factors — The Estimated Initial Value of the Securities Is Less than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any.”

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF HSBC. IF HSBC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

1 Payment at maturity and any repayment of principal is provided by HSBC USA Inc., and therefore is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

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Investment Timeline

The Initial Price was determined. The Maximum Gain was set.

The Final Price and Index Fund Return are determined as of the Final Valuation Date.

If the Index Fund Return is equal to or greater than zero, HSBC will pay you a cash payment per Security that provides you with your $10 Principal Amount plus a return equal to the Index Fund Return multiplied by the Multiplier, subject to the applicable Maximum Gain. Your payment at maturity per $10.00 Principal Amount Security will be equal to the lesser of:

(A) $10 + ($10 × Index Fund Return × Multiplier); and

(B) $10 + ($10 × Maximum Gain).

If the Final Price is less than the Initial Price on the Final Valuation Date, HSBC will pay you a cash payment at maturity that will be less than the Principal Amount of $10 per Security, resulting in a loss of principal that is proportionate to the negative Index Fund Return, equal to:

$10 + ($10 × Index Fund Return).

Under these circumstances, you could lose some or all of the Principal Amount of your Securities depending on how much the price of the Index Fund decreases over the term of the Securities.

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Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here. However, we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying ETF Underlying Supplement and the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Your Investment in the Securities May Result in a Loss – The Securities differ from ordinary debt securities in that the Issuer will not necessarily pay the full Principal Amount of the Securities at maturity. HSBC will only pay you an amount that is equal to or greater than the Principal Amount of your Securities if the Final Price is greater than or equal to the Initial Price and only at maturity. If the Final Price is below the Initial Price, you will lose 1% of the Principal Amount for each 1% that the Final Price is less than the Initial Price. Accordingly, if the Index Fund Return is negative, the amount of cash you receive will be less than the Principal Amount, resulting in a loss of some or all of the Principal Amount in an amount proportionate to the negative Index Fund Return.

♦	Limited Return at Maturity – The return on the Securities at maturity is subject to the applicable Maximum Gain. If the Index Fund Return times the Multiplier is greater than the applicable Maximum Gain, the return on the Securities will be limited to the Principal Amount multiplied by the applicable Maximum Gain and you will not benefit from any further appreciation of the Index Fund.

♦	The Multiplier Applies Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Multiplier or the Securities themselves, and the return you realize may be less than the Multiplier times the Index Fund's return, even if such return is positive and is less than the applicable Maximum Gain. You can receive the full benefit of the Multiplier only if you hold your Securities to maturity.

♦	The Amount Payable on the Securities Is Not Linked to the Price of the Index Fund at Any Time Other Than on the Final Valuation Date – The Final Price will be based on the Official Closing Price of the Index Fund on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the Index Fund appreciates prior to the Final Valuation Date but then decreases on the Final Valuation Date to a price that is less than the Initial Price, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the price of the Index Fund prior to such decrease. Although the actual price of the Index Fund on the Maturity Date or at other times during the term of the Securities may be higher than the Final Price, the Payment at Maturity will be based solely on the Official Closing Price of the Index Fund on the Final Valuation Date.

♦	The Securities Are Subject to the Credit Risk of the Issuer – The Securities are senior unsecured debt obligations of HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦	The Estimated Initial Value of the Securities, Is Less Than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any – The Estimated Initial Value of each of the Securities was calculated by us on the Trade Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Securities may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Securities to be more favorable to you. We determined the value of the embedded derivatives in the Securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market (if any exists) at any time.

♦	The Price of Your Securities in the Secondary Market, if Any, Immediately After the Trade Date Will Be Less Than the Price to Public – The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Securities, the underwriting discount and the costs associated with structuring and hedging our obligations under the Securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Securities in the secondary market, if any, the price you would receive for your Securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Index and changes in market conditions, and cannot be predicted with accuracy. The Securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Securities to maturity. Any sale of the Securities prior to maturity could result in a loss to you.

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♦	If We Were to Repurchase Your Securities Immediately After the Settlement Date, the Price You Receive May Be Higher Than the Estimated Initial Value of the Securities – Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately seven months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Securities based on changes in market conditions and other factors that cannot be predicted.

♦	No Interest Payments – HSBC will not make any interest payments with respect to the Securities.

♦	Owning the Securities Is Not the Same as Owning the Index Fund or the Stocks Comprising the Index Fund’s Underlying Index: The return on your Securities may not reflect the return you would realize if you actually owned the Index Fund or the stocks included in the Index Fund. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Index Fund or the stocks included in the Index Fund would have.

♦	The Securities Are Not Insured or Guaranteed by any Governmental Agency of the United States or any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Securities and you could lose your entire investment.

♦	The Securities Lack Liquidity – The Securities will not be listed on any securities exchange or quotation system. An affiliate of HSBC intends to offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which an affiliate of HSBC is willing to buy the Securities. The price, if any, will exclude any fees or commissions paid when the Securities were purchased and therefore will generally be lower than your purchase price.

♦	Potential Conflict of Interest – HSBC, UBS Financial Services Inc., or any of their respective affiliates may engage in business with the issuers of the stocks comprising the Index Fund, which could affect the price of such stocks or the price of the Index Fund and thus, may present a conflict between the obligations of HSBC, UBS Financial Services Inc. and you, as a holder of the Securities. Additionally, potential conflicts of interest may exist between the Calculation Agent, which may be HSBC or any of its affiliates, and you with respect to certain determinations and judgments that the Calculation Agent must make, which include determining the Payment at Maturity based on the Final Price as well as whether to postpone the determination of the Final Price and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc., or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or any of their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and those research, opinions or recommendations may be revised at any time. Any such research, opinions or recommendations could adversely affect the price of the Index Fund or the price of the stocks included in the Index Fund, and therefore, the market value of the Securities.

♦	Market Price Prior to Maturity – The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the Index Fund; the volatility of the Index Fund; dividends paid on the stocks included in the Index Fund; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC. If you sell the Securities prior to maturity, you may have to sell them at a loss relative to your initial investment even if the price of the Index Fund at that time is above the Initial Price.

♦	Potential HSBC and UBS Financial Services Inc. Impact on Price – Trading or transactions by HSBC, UBS Financial Services Inc., or any of their respective affiliates in the stocks comprising the Index Fund or in futures, options, exchange-traded funds or other derivative products on stocks comprising the Index Fund, may adversely affect the market value of the stocks comprising the Index Fund, the price of the Index Fund, and, therefore, the market value of your Securities.

♦	There Is Limited Anti-Dilution Protection – For certain events affecting the applicable Index Fund, such as stock splits or extraordinary dividends, the Calculation Agent may make adjustments to the Final Price which may affect your Payment at Maturity. However, the Calculation Agent is not required to make an adjustment for every corporate action that affects the Index Fund. If an event occurs that does not require the Calculation Agent to adjust the Final Price, the market price of the Securities and the Payment at Maturity may be materially and adversely affected.

♦	An Index Fund and its Underlying Index Are Different – The performance of an index fund may not exactly replicate the performance of its underlying index, because the index fund will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that an index fund may not fully replicate or may in certain circumstances diverge significantly from the performance of its underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the index fund or due to other circumstances. An index fund may

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use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to its underlying index and in managing cash flows.

♦	The Index Fund is Subject to Management Risk – The Index Funds are not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Index Fund, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of the Index Fund’s underlying index by investing in a portfolio of securities that generally replicate its underlying index. Therefore, unless a specific security is removed from its underlying index, the Index Fund generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Index Fund is subject to the risk that the investment strategy of the Index Fund’s investment advisor may not produce the intended results.

♦	Non-U.S. Securities Markets Risks – EEM holds stocks that are issued by non-U.S. companies and are traded on various non-U.S. exchanges. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks than stocks issued by U.S. companies and listed on U.S. exchanges. The foreign securities held by EEM may have less liquidity and could be more volatile than many of the securities traded in U.S. or other longer-established securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of EEM and, as a result, the value of the Securities linked to EEM.

♦	The Securities are Subject to Emerging Markets Risk – An investment in the Securities linked to EEM will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

♦	Exchange Rate Risk – Because EEM will hold stocks denominated in foreign currencies, changes in certain currency exchange rates may negatively impact EEM’s returns. The values of the foreign currencies may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or international political or economic developments. Therefore, exposure to exchange rate risk may adversely impact the performance of EEM, and therefore reduce the payments on the Securities linked to EEM.

♦	Small Capitalization Risk – IWM invests in companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the price of IWM may be more volatile than the price of an index fund that invests in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for IWM to buy and sell them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦	Uncertain Tax Treatment – There is no direct legal authority as to the proper tax treatment of the Securities, and therefore significant aspects of the tax treatment of the Securities are uncertain as to both the timing and character of any inclusion in income in respect of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid cash-settled executory contracts with respect to the relevant Index Fund. HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for the U.S. federal income tax considerations applicable to Securities that are treated as pre-paid cash-settled executory contracts. Because of the uncertainty regarding the tax treatment of the Securities, we urge you to consult your tax advisor as to the tax consequences of your investment in a Security.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of the Securities is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a Security, please see the discussion under “U.S. Federal Income Tax Considerations” in the prospectus supplement.

8

Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any Index Fund relative to the Initial Price. We cannot predict the Final Price of any Index Fund. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of any Index Fund. The numbers set forth in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity for a $10.00 Principal Amount.

The following scenario analysis and examples assume an Initial Price of $100 and a Maximum Gain of 13.00% (the actual Initial Price and applicable Maximum Gain for each Security are set forth on the cover page of this pricing supplement), and reflect the Multiplier of 3. If your Securities have a Maximum Gain that is less than 13.00%, your return may be less than those set forth below.

Example 1 — The price of the Index Fund increases from an Initial Price of $100 to a Final Price of $104. The Index Fund Return is calculated as follows:

($104 – $104) / $100 = 4.00%

Because the Index Fund Return is greater than zero, the Payment at Maturity for each $10.00 Principal Amount of Securities is calculated as the lesser of:

(A) $10.00 + ($10.00 × Index Fund Return × Multiplier), and

(B) $10.00 + ($10.00 × Maximum Gain)

= the lesser of (A) $10.00 + ($10.00 × 4.00% × 3) and (B) $10.00 + ($10.00 × 13.00%)

= the lesser of (A) $10.00 + ($10.00 × 12.00%) and (B) $10.00 + ($10.00 × 13.00%)

= $10.00 + ($10.00 × 12.00%)

= $10.00 + $1.20

= $11.20

Because the Index Fund Return of 4.00% multiplied by the Multiplier is less than the hypothetical Maximum Gain of 13.00%, at maturity, for each $10.00 Principal Amount of Securities, HSBC will pay you $11.20, resulting in a total return on the Securities of 12.00%.

Example 2 — The price of the Index Fund increases from an Initial Price of $100 to a Final Price of $120. The Index Fund Return is calculated as follows:

($120 – $100) / $100 = 20.00%

Because the Index Fund Return is greater than zero, the Payment at Maturity for each $10.00 Principal Amount of Securities is calculated as the lesser of:

(A) $10.00 + ($10.00 × Index Fund Return × Multiplier), and

(B) $10.00 + ($10.00 × Maximum Gain)

= the lesser of (A) $10.00 + ($10.00 × 20.00% × 3) and (B) $10.00 + ($10.00 × 13.00%)

= the lesser of (A) $10.00 + ($10.00 × 60.00%) and (B) $10.00 + ($10.00 × 13.00%)

= $10.00 + ($10.00 × 13.00%)

= $10.00 + $1.30

= $11.30

Because the Index Fund Return of 20.00% multiplied by the Multiplier is greater than the hypothetical Maximum Gain of 13.00%, at maturity, for each $10.00 Principal Amount of Securities, HSBC will pay you $11.30, the maximum payment on the Securities, resulting in a total return on the Securities of 13.00%.

Example 3 — The price of the Index Fund decreases from an Initial Price of $100 to a Final Price of $80. The Index Fund Return is calculated as follows:

($80 – $100) / $100 = -20.00%

Because the Index Fund Return is negative, at maturity, for each $10.00 Principal Amount of Securities HSBC will pay you an amount equal to the Principal Amount reduced by 1% for every 1% by which the Index Fund declines, and the Payment at Maturity is calculated as follows:

$10.00 + ($10.00 × Index Fund Return)

= $10.00 + ($10.00 × -20.00%)

= $10.00 - $2.00

= $8.00

In this scenario, the total loss on the Securities is 20.00%.

9

Scenario Analysis – Hypothetical Payment at Maturity for each $10.00 Principal Amount.

Hypothetical Final Price*	Hypothetical Index Fund Return	Multiplier	Hypothetical Payment at Maturity	Hypothetical Return on Securities(1)
$200.00	100.00%	3	$11.30	13.00%
$190.00	90.00%	3	$11.30	13.00%
$180.00	80.00%	3	$11.30	13.00%
$170.00	70.00%	3	$11.30	13.00%
$160.00	60.00%	3	$11.30	13.00%
$150.00	50.00%	3	$11.30	13.00%
$140.00	40.00%	3	$11.30	13.00%
$130.00	30.00%	3	$11.30	13.00%
$120.00	20.00%	3	$11.30	13.00%
$110.00	10.00%	3	$11.30	13.00%
$104.33	4.33%	3	$11.30	13.00%
$104.00	4.00%	3	$11.20	12.00%
$102.00	2.00%	3	$10.60	6.00%
$100.00	0.00%	N/A	$10.00	0.00%
$98.00	-2.00%	N/A	$9.80	-2.00%
$95.00	-5.00%	N/A	$9.50	-5.00%
$90.00	-10.00%	N/A	$9.00	-10.00%
$80.00	-20.00%	N/A	$8.00	-20.00%
$70.00	-30.00%	N/A	$7.00	-30.00%
$60.00	-40.00%	N/A	$6.00	-40.00%
$50.00	-50.00%	N/A	$5.00	-50.00%
$40.00	-60.00%	N/A	$4.00	-60.00%
$30.00	-70.00%	N/A	$3.00	-70.00%
$20.00	-80.00%	N/A	$2.00	-80.00%
$10.00	-90.00%	N/A	$1.00	-90.00%
$0.00	-100.00%	N/A	$0.00	-100.00%

* The Index Fund Return excludes cash dividend payments on the stocks included in the Index Fund.

(1)	This “Hypothetical Return on Securities” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10 Principal Amount Security to the purchase price of $10 per Security.

10

What Are the Tax Consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid cash-settled executory contracts with respect to the relevant Index Fund. HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, and subject to the discussion below regarding “constructive ownership transactions,” HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale or exchange and HSBC intends to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Security for more than one year at such time for U.S. federal income tax purposes. See "U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts" in the prospectus supplement for the U.S. federal income tax considerations applicable to Securities that are treated as pre-paid cash-settled executory contracts.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”) contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the Index Funds (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in a Security is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of the Security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder determined as if the U.S. holder had acquired the Underlying Shares on the original issue date of the Security at fair market value and sold them at fair market value on the Maturity Date (if the Security was held until the Maturity Date) or on the date of sale or exchange of the Security (if the Security was sold or exchanged prior to the Maturity Date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Security (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Security).

Although the matter is not clear, there exists a risk that an investment in a Security will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Security will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each Security will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a Security over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such Security for an amount equal to the “issue price” of the Security and, upon the date of sale, exchange or maturity of the Security, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the Security). Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above. For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service ("IRS") and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of the Securities is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the relevant Index Fund, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the relevant Index Fund, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the relevant Index Fund, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the relevant Index Fund, as the case may be, is or becomes a PFIC or a USRPHC.

11

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after June 30, 2014. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014. Additionally, with respect to non-U.S. Holders, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2016. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the Securities.

PROSPECTIVE PURCHASERS OF THE SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

12

The iShares® MSCI Emerging Markets ETF

Description of EEM

EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is intended to measure the performance of equity markets in the global emerging markets. As of December 31, 2013, the MSCI Emerging Markets Index consisted of the following 21 component country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, and Turkey.

For more information about EEM, see “The iShares® MSCI Emerging Markets Index Fund” beginning on page S-21 of the accompanying ETF Underlying Supplement.

Historical Performance of EEM

The following graph sets forth the historical performance of EEM based on the daily historical closing prices from January 2, 2008 through February 25, 2014. The closing price for EEM on February 25, 2014 was $38.98. We obtained the closing prices below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical prices of the Index Fund should not be taken as an indication of future performance.

The historical prices of EEM should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of EEM on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$50.69	$40.63	$44.74
4/1/2008	6/30/2008	$52.42	$44.38	$45.14
7/1/2008	9/30/2008	$44.71	$30.84	$34.49
10/1/2008	12/31/2008	$34.25	$18.20	$24.94
1/2/2009	3/31/2009	$27.25	$19.85	$24.78
4/1/2009	6/30/2009	$34.84	$24.69	$32.19
7/1/2009	9/30/2009	$39.46	$30.21	$38.86
10/1/2009	12/31/2009	$42.47	$37.26	$41.46
1/4/2010	3/31/2010	$43.43	$34.98	$42.08
4/1/2010	6/30/2010	$43.98	$35.18	$37.29
7/1/2010	9/30/2010	$44.95	$36.73	$44.73
10/1/2010	12/31/2010	$48.58	$44.47	$47.60
1/3/2011	3/31/2011	$48.73	$44.24	$48.67
4/1/2011	6/30/2011	$50.41	$44.76	$47.58
7/1/2011	9/30/2011	$48.61	$34.69	$35.06
10/3/2011	12/30/2011	$43.20	$33.42	$37.93
1/3/2012	3/30/2012	$44.89	$38.20	$42.93
4/2/2012	6/29/2012	$43.74	$36.56	$39.18
7/2/2012	9/28/2012	$42.82	$37.14	$41.31
10/1/2012	12/31/2012	$44.42	$39.92	$44.35
1/2/2013	3/29/2013	$45.28	$41.72	$42.78
4/1/2013	6/28/2013	$44.26	$36.16	$38.57
7/1/2013	9/30/2013	$43.32	$36.98	$40.77
10/1/2013	12/31/2013	$43.91	$40.15	$41.77
1/2/2014*	2/25/2014*	$41.85	$37.06	$38.98

* This pricing supplement includes information for the first calendar quarter of 2014 for the period from January 2, 2014 through February 25, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

13

iShares® Russell 2000 ETF (“IWM”)

We have derived all information contained in this pricing supplement regarding the iShares® MSCI Russell 2000 ETF, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, iShares® Trust and BlackRock Fund Advisors (“BFA”). The iShares® Russell 2000 ETF is managed by iShares® Trust. BFA is currently the investment adviser to the iShares® Russell 2000 ETF. The iShares® Russell 2000 ETF is an exchange traded fund (“ETF”) that trades on the NYSE Arca under the ticker symbol “IWM”. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information derived from these public sources. iShares® is a registered investment company that consists of numerous separate investment portfolios, including the iShares® Russell 2000 ETF. Information provided to or filed with the SEC by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC website at http://www.sec.gov. For additional information regarding iShares®, BFA, the iShares® Russell 2000 ETF, please see the Prospectus, dated August 1, 2013. You can obtain the level of the iShares® Russell 2000 ETF at any time from the Bloomberg Financial Markets page “IWM UP <Equity> <GO>” or from the iShares website. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The iShares® Russell 2000 ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the small capitalization sector of the U.S. equity market as measured by the Russell 2000® Index (the “RTY”). The RTY was developed by Russell as an equity benchmark representing the approximately 2,000 smallest companies in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.

The iShares® Russell 2000 ETF uses a representative sampling strategy (as described below under “Representative Sampling”) to attempt to track the RTY. The iShares® Russell 2000 ETF will generally invest at least 90% of its assets in the securities of the RTY and ADRs or other depositary receipts based on securities of the RTY. The iShares® Russell 2000 ETF may invest its other assets in futures contracts, other types of options and swaps related to the RTY, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA.

Representative Sampling

The iShares® Russell 2000 ETF pursues a “representative sampling” strategy in attempting to track the performance of the RTY, and generally does not hold all of the equity securities included in the RTY. The iShares® Russell 2000 ETF invests in a representative sample of securities in the RTY, which BFA believes to have a similar investment profile as the RTY. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the RTY.

Correlation

The Russell 2000® Index is a theoretical financial calculation, while the iShares® Russell 2000 ETF is an actual investment portfolio. The performance of the iShares® Russell 2000 ETF and the RTY will vary somewhat due to transaction costs, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between a Fund’s portfolio and the RTY resulting from legal restrictions (such as diversification requirements that apply to the Fund but not to the RTY) or representative sampling. BFA expects that, over time, the correlation between a Fund’s performance and that of the RTY, before fees and expenses, will be 95% or better. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The iShares® Russell 2000 ETF, using a representative sampling strategy, can be expected to have a greater tracking error than a fund using replication strategy. Replication is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The iShares® Russell 2000 ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries only to approximately the same extent that the RTY is so concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities), repurchase agreements collateralized by U.S. government securities, and securities of state or municipal governments and their political subdivisions are not considered to be issued by members of any industry.

Holdings Information

The following table summarizes the iShares® Russell 2000 ETF’s top holdings by sector as of December 31, 2013.

Sector	Percentage of Total Holdings
Financial Services	23.66%
Consumer Discretionary	14.38%
Technology	14.33%
Producer Durables	14.29%
Health Care	13.27%
Materials & Processing	7.19%
Energy	5.32%
Utilities	3.97%
Consumer Staples	3.40%
S-T Securities	0.09%

14

The Russell 2000® Index

We have derived all information relating to the RTY, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Russell Investment Group.  Russell Investment Group is under no obligation to continue to publish, and may discontinue or suspend the publication of the RTY at any time.

Russell Investment Group publishes the RTY

RTY is an index calculated, published, and disseminated by the Russell Investment Group. RTY consists of the smallest 2,000 companies included in the Russell 3000® Index.  RTY is designed to track the performance of the small capitalization segment of the United States equity market.

Only stocks belonging to companies domiciled in the U.S. are allowed into RTY.  Preferred and convertible preferred stock, paired shares, redeemable shares, warrants, participating preferred stock, trust receipts, rights, royalty trusts, limited liability companies, pink sheets, limited partnership, OTC Bulletin Board companies and closed-end mutual funds are excluded from RTY.  Real Estate Investment Trusts and Beneficial Trusts however, are eligible for inclusion.

In general, only one class of securities of a company is allowed in RTY, although exceptions to this general rule have been made where the Russell Investment Group has determined that each class of securities acts independently of the other.  Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in RTY.  However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The primary criterion used to determine the initial list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of a company's shares times the total number of available shares, as described below.  Based on closing values on May 31 of each year, the Russell Investment Group reconstitutes the composition of the Russell 3000® Index using the then existing market capitalizations of eligible companies.  As of the last Friday in June of each year, the Russell Index is adjusted to reflect the reconstitution of the Russell 3000® Index for that year.  Real-time dissemination of RTY began on January 1, 1987.

Computation of RTY

RTY is a capitalization-weighted index.  RTY reflects changes in the market value (i.e. capitalization) of the component stocks relevant to their market value on a base date.  RTY is determined by adding the market values of the component stocks, which are gotten by multiplying the price of each stock by the number of available shares, to get the total market capitalization of the 2,000 stocks.  The total market capitalization is then divided by a divisor, which gives the adjusted capitalization of RTY on the base date of December 31, 1986.  The most recently traded price for a security will be used in determining RTY.  If a component security is not open for trading, the most recently traded price for that stock will be used.  The divisor is adjusted to reflect certain events in order to provide consistency for RTY.  The events include changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other changes.  Available shares are considered to be available for trading.  Exclusion of market value held by other listed companies and large holdings by private investors (10% or more) is based on information recorded in Securities and Exchange Commission filings.

Annual reconstitution is the process by which RTY is completely rebuilt.  Reconstitution is a vital part of the creation of a benchmark which accurately represents a particular market segment.  Companies may get bigger or smaller over time, or change in style characteristics.  Reconstitution ensures that the correct companies are represented in RTY.

Available shares are assumed to be shares available for trading.  Exclusion of capitalization held by other listed companies and large holdings of private investors (10.00% or more) is based on information recorded in Securities and Exchange Commission filings.  Other sources are used in cases of missing or questionable data.

The following types of shares considered unavailable for the purposes of capitalization determinations:

•	ESOP or LESOP shares – shares of corporations that have Employee Stock Ownership Plans (“ESOP”) or Leveraged Employee Stock Ownership Plans (“LESOP”) that comprise 10.00% or more of the shares outstanding are adjusted;
•	Corporate cross-owned shares – when shares of a company in RTY are held by another company also in RTY, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;
•	Large private and corporate shares – when an individual, a group of individuals acting together, or a corporation not in the index owns 10.00% or more of the shares outstanding. However, institutional holdings (investment companies, partnerships, insurance companies, mutual funds, banks, or venture capital companies) are not included in this class; and
•	Unlisted share classes – classes of common stock that are not traded on a United States securities exchange or NASDAQ.

 The following summarizes the types of RTY maintenance adjustments and indicates whether or not an index adjustment is required.

•	“No Replacement” Rule – Securities that leave RTY for any reason (e.g. mergers, acquisitions, or other similar corporate activity) are not replaced. Therefore, the number of securities in RTY will fluctuate according to corporate activity.
•	Rule for Corporate Action-Driven Changes – When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a United States securities exchange, the stock is deleted from RTY at the open of trading on the ex-date using the previous day's closing prices.
•	When acquisitions or mergers take place within RTY, the stock's capitalization moves to the acquiring stock; as a result, mergers have no effect on the total capitalization of RTY. Shares are updated for the acquiring stock at the time the transaction is final. Prior to April 1, 2000, if the acquiring stock was a member of a different index (i.e. the Russell 3000® Index or the Russell 1000® Index), the shares for the acquiring stock were not adjusted until month end.
•	Deleted Stocks – When deleting stocks from RTY as a result of exchange delisting or reconstitution, the price used is the market price on the day of deletion, including potentially the over-the-counter (“OTC”) Bulletin Board price. Previously, prices used to reflect delisted stocks were the last traded price on the Primary Exchange. There may be corporate events, like mergers or acquisitions that result in the lack of a current market price for the deleted security and in such an instance the latest Primary Exchange closing price available will be used.
•	Additions for Spin-Offs – Spin-off companies are added to the parent company's index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company's total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in RTY at the latest reconstitution.

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•	Quarterly IPO Additions – Eligible companies that have recently completed an initial public offering (“IPO”) are added to RTY at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. Market adjustments will be made using the returns of the Russell 3000® Index. Eligible companies will be added to RTY using their industry's average style probability established at the latest constitution.

In order for a company to be added to RTY in a quarter (outside of reconstitution), the IPO company must meet all Russell U.S. Index eligibility requirements.  Also, the IPO company must meet the following criteria on the final trading day of the month prior to quarter-end : (i) price/trade; (ii) rank larger in total market capitalization than the market-adjusted smallest company in RTY as of the latest June reconstitution; and (iii) meet criteria (i) and (ii) during an initial offering period.

Each month, RTY is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission.  Only cumulative changes to shares outstanding greater than 5.00% are reflected in RTY.  This does not affect treatment of major corporate events, which are effective on the ex-date.

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Historical Performance of IWM

The following graph sets forth the historical performance of IWM based on the daily historical closing prices from January 2, 2008 to February 25, 2014 as reported on the Bloomberg Professional® service. The closing price of IWM on February 25, 2014 was $116.63. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical prices of IWM should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of IWM on the Final Valuation Date.

Source: Bloomberg Professional® service

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$76.50	$64.10	$68.51
4/1/2008	6/30/2008	$76.18	$68.24	$69.03
7/1/2008	9/30/2008	$84.99	$64.52	$68.39
10/1/2008	12/31/2008	$67.35	$37.13	$49.27
1/2/2009	3/31/2009	$51.91	$34.27	$41.94
4/1/2009	6/30/2009	$53.79	$41.12	$50.96
7/1/2009	9/30/2009	$62.61	$47.27	$60.23
10/1/2009	12/31/2009	$63.61	$55.34	$62.26
1/4/2010	3/31/2010	$69.36	$58.01	$67.81
4/1/2010	6/30/2010	$74.65	$60.71	$61.08
7/1/2010	9/30/2010	$68.55	$58.66	$67.47
10/1/2010	12/31/2010	$79.27	$66.49	$78.23
1/3/2011	3/31/2011	$84.29	$76.95	$84.17
4/1/2011	6/30/2011	$86.81	$77.23	$82.80
7/1/2011	9/30/2011	$85.97	$63.49	$64.25
10/3/2011	12/30/2011	$76.97	$60.09	$73.69
1/3/2012	3/30/2012	$84.66	$73.38	$82.85
4/2/2012	6/29/2012	$83.99	$72.94	$79.65
7/2/2012	9/28/2012	$86.96	$76.22	$83.46
10/1/2012	12/31/2012	$85.24	$76.13	$84.29
1/2/2013	3/29/2013	$94.95	$86.04	$94.26
4/1/2013	6/28/2013	$100.38	$89.13	$97.16
7/1/2013	9/30/2013	$107.61	$97.45	$106.62
10/1/2013	12/31/2013	$115.97	$103.00	$115.31
1/2/2014*	2/25/2014*	$117.37	$107.28	$116.63

* This pricing supplement includes information for the first calendar quarter of 2014 for the period from January 2, 2014 through February 25, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

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The SPDR® S&P 500® ETF Trust

Description of SPY

The objective of the SPDR® S&P 500® ETF Trust (formerly the “SPDR Trust Series 1”) is to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500® Index. SPY holds stocks and cash and is not actively managed by traditional methods, which typically involve effecting changes in the holdings of stocks and cash on the basis of judgments made relating to economic, financial and market considerations.

For more information about SPY, see “SPDR S&P 500 ETF Trust” beginning on page S-26 of the accompanying ETF Underlying Supplement.

Historical Performance of SPY

The following graph sets forth the historical performance of SPY based on the daily historical closing prices from January 2, 2008 through February 25, 2014. The closing price for SPY on February 25, 2014 was $184.84. We obtained the closing prices below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical prices of the Index Fund should not be taken as an indication of future performance.

The historical prices of SPY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of SPY on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$146.99	$126.00	$131.89
4/1/2008	6/30/2008	$144.30	$127.04	$128.04
7/1/2008	9/30/2008	$131.50	$110.97	$116.54
10/1/2008	12/31/2008	$116.69	$74.35	$90.33
1/2/2009	3/31/2009	$94.45	$67.10	$79.44
4/1/2009	6/30/2009	$96.11	$78.33	$91.92
7/1/2009	9/30/2009	$108.06	$87.01	$105.56
10/1/2009	12/31/2009	$113.03	$101.99	$111.44
1/4/2010	3/31/2010	$118.10	$104.58	$116.99
4/1/2010	6/30/2010	$122.12	$102.88	$103.22
7/1/2010	9/30/2010	$115.79	$101.13	$114.12
10/1/2010	12/31/2010	$126.20	$113.18	$125.78
1/3/2011	3/31/2011	$134.69	$125.28	$132.51
4/1/2011	6/30/2011	$137.17	$126.19	$131.97
7/1/2011	9/30/2011	$135.70	$110.27	$113.17
10/3/2011	12/30/2011	$129.41	$107.43	$125.50
1/3/2012	3/30/2012	$141.83	$126.43	$140.72
4/2/2012	6/29/2012	$142.21	$127.14	$136.27
7/2/2012	9/28/2012	$148.11	$132.60	$143.93
10/1/2012	12/31/2012	$147.15	$134.70	$142.52
1/2/2013	3/29/2013	$156.85	$144.74	$156.55
4/1/2013	6/28/2013	$169.06	$153.55	$160.01
7/1/2013	9/30/2013	$173.60	$160.22	$168.10
10/1/2013	12/31/2013	$184.67	$164.53	$184.67
1/2/2014*	2/25/2014*	$186.15	$173.72	$184.84

* This pricing supplement includes information for the first calendar quarter of 2014 for the period from January 2, 2014 through February 25, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

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Events of Default and Acceleration

If the Securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in “Final Terms” in this pricing supplement. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Index Fund Return, and the accelerated Maturity Date will be four business days after the accelerated Final Valuation Date. If a market disruption event exists on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. The Agent may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates for distribution of the Securities.

Subject to regulatory constraints, HSBC (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so. We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Securities, but is under no obligation to make a market in the Securities and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the accompanying prospectus supplement.

Validity of the Securities

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such Securities will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

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